UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ZAGG INC
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ZAGG

Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

ZAGG mophie INVISIBLE SHIELD IFROGZ

ZAGG Corporate Objectives & Core Values

The corporate objectives and core values of ZAGG Inc (the “Company”) were established to act as a foundation for the Company to drive enterprise value. The four corporate objectives and seven core values guide the Company by aligning the functional teams’ goals and execution. Each core value supports the Company’s corporate objectives. Every employee is trained to understand his or her role and the impact his or her work has on achieving the Company’s objectives.

Corporate Objectives

Creative Product Solutions
The Preferred Brand
Targeted Global Distribution
Operational Excellence

Core Values

Integrity
Ownership
Care for People
Passion
Continuous Improvement
Performance
Sense of Urgency

ZAGG INC | 910 WEST LEGACY CENTER DRIVE, SUITE 500 | MIDVALE, UTAH 84047

Notice of Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Meeting”) of ZAGG Inc (“ZAGG” or the “Company”) will be held virtually as follows:

Date: June 14, 2018 Time: 9:00 a.m., Mountain Daylight Time (MDT) Place: www.virtualshareholdermeeting.com/ZAGG2018

Purposes:

(1)	(2)	(3)	(4)
To elect five directors of the Company to serve until the next annual meeting of the stockholders and until a successor has been elected and qualified.	To ratify the appointment of KPMG LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	To provide an advisory approval of the compensation of our named executive officers.	To transact any other business that may properly come before the Meeting and any additional adjournments.

Who Can Vote: Stockholders of record at the close of business on April 17, 2018.

How You Can Vote: Stockholders of record may vote electronically over the Internet, or by phone, or may request a complete set of traditional proxy materials and vote their proxy by mail. Stockholders of record may also vote at the Meeting.

BY INTERNET www.proxyvote.com	BY PHONE 1-800-690-6903	BY MAIL Fill out your proxy card and submit by mail	BY VIRTUAL ANNUAL MEETING www.virtualshareholdermeeting.com /ZAGG2018

By Authorization of the Board of Directors,

/s/ Bradley J. Holiday
Bradley J. Holiday Chief Financial Officer

2018 Proxy Statement | 1

ZAGG INC | 910 WEST LEGACY CENTER DRIVE, SUITE 500 | MIDVALE, UTAH 84047

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 14, 2018.

The Proxy Statement and the 2017 Annual Report to Stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE VIA THE MEETING WEBSITE. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.

2018 Proxy Statement | 2

Proxy Summary

Solicitation

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ZAGG Inc, a Delaware corporation (“we,” “us,” “our,” the “Company” or “ZAGG”), for use in connection with the Annual Meeting of the Company’s Stockholders to be held on June 14, 2018 (the “Meeting”). This Proxy Statement, the accompanying Notice of Annual Meeting, proxy card and the Company’s 2017 Annual Report on Form 10-K, or alternatively a Notice of Internet Availability of Proxy Materials (the “Internet Notice”), will be mailed to stockholders on or about May 4, 2018. The Board is soliciting your proxy in an effort to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

MATTERS TO BE VOTED ON
ITEM FOR BUSINESS		BOARD RECOMMENDATION	FURTHER DETAILS (PAGE#)
1.	Election of Five Directors	FOR	8
2.	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	17
3.	Advisory vote on executive compensation	FOR	19

DIRECTOR NOMINEES
NAME	OCCUPATION	AGE	DIRECTOR SINCE	INDEPENDENT	OTHER CURRENT DIRECTORSHIPS	ZAGG COMMITTEES (1)
						A	C	NG
Cheryl A. Larabee	Lecturer, College of Business & Economics, Boise State University	63	2011	Yes	1	✓	✓	✓
Chris Ahern (2)	CEO, ZAGG Inc	42	2018	No	0
E. Todd Heiner	Managing Director, Ridgeline Capital Group, LLC	56	2012	Yes	0	✓	✓	✓
P. Scott Stubbs	CFO, Extra Space Storage	50	2015	Yes	0	✓	✓	✓
Daniel R. Maurer	Board Member	61	2012	Yes	1	✓	✓	✓

(1)
“A” refers to the Audit Committee of the Board (the “Audit Committee”), “C” refers to the Compensation Committee of the Board (the “Compensation Committee”), and “NG” refers to the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”).

(2)
Effective March 1, 2018, Mr. Hales resigned as President, CEO, and director of the Company. Mr. Hales will continue to serve as an adviser to the Company through December 2018. On March 7, 2018, the Board appointed Chris Ahern to serve as the new CEO and as director to fill the Board vacancy created by Mr. Hales' resignation.

2017 Business Highlights

ZAGG is a global leader in accessories and technologies that empower mobile lifestyles. Its award-winning product portfolio includes screen protection, power management, wireless charging solutions, power cases, mobile keyboards, social tech, and personal audio sold under the ZAGG®, mophie®, InvisibleShield®, and IFROGZ® brands. ZAGG has operations in the United States, Ireland, and China. ZAGG's products are available worldwide, and can be found at leading retailers and online.

2018 Proxy Statement | 3

Proxy Summary

Full year consolidated net sales increased 29% to a record of $519.5 million, primarily due to (1) the increase in sales of our power management products, particularly accessories supporting the wireless charging ecosystem, (2) increased sales of screen protection products in key wireless and retail accounts, particularly in international markets, and (3) the inclusion of 12 months of mophie sales during 2017 versus only 10 months in 2016. The screen protection and power management categories had record net sales of $247.6 million and $134.3 million, respectively. In addition, consolidated Adjusted EBITDA was $73.0 million versus $37.2 million in 2016, an increase of $35.8 million or 96%.

(1)	Adjusted EBITDA is a non-GAAP financial measure. Please refer to Annex A for additional information and a reconciliation to the most directly comparable GAAP financial measure.

(2)	Consolidated Adjusted EBITDA in 2016 was $37.2 million, reflecting $53.1 million from the ZAGG business unit and $(15.9) million from the mophie business unit.

Compensation Objectives, Principles and Practices

Our executive compensation program is closely aligned with our business strategy and intended to attract, retain, and motivate talented executives, while compensating them for the achievement of measurable corporate performance goals. To reinforce the alignment of executive incentive compensation with the interests of our stockholders, the Compensation Committee has adopted the following practices (see page 26 for further details).

2018 Proxy Statement | 4

Topic	Practice
Offer Both Equity and Cash Incentives	●	Offering both equity and cash incentives allows us to pay quarterly cash bonuses tied to monthly and quarterly team goals, and annual equity bonuses tied to overall Company performance metrics.
Emphasize Pay-for-Performance	● ●
Performance-based cash incentive bonus, which compensates executives for the achievement of operational, strategic, and functional team goals.
Performance-based equity incentive bonus plan, which compensates executives for the Company’s achievement of financial metrics.

Annual Say-on-Pay Vote	●
We annually ask stockholders to provide an advisory vote on our pay practices, which the Compensation Committee considers when setting pay for the Chief Executive Officer (“CEO”) and other named executive officers.

Equity Ownership Guidelines	●
CEO and named executive officers are required to own shares of the Company’s common stock (“Common Stock”) equivalent to five times (CEO) and three times (other named executive officers) their base salaries.

Double-Trigger Change-in-Control	●	We have double-trigger change-in-control provisions that require the actual or constructive termination of employment and the consummation of a change-in-control transaction.
Change in Control Vesting	●
For performance-based equity awards, if an acquirer assumes the award, it will accelerate (i) pro-rata at target award levels on the date of termination based on the elapsed portion of the performance period or (i) based on actual performance if the date of termination occurs after the end of the performance period. If the award is not assumed, it will accelerate pro-rata at target award levels on the date of termination based on the elapsed portion of the performance period.

Clawback Policy	●
Our policy allows recovery of incentive cash or equity compensation that is based on financial statements that were subsequently restated due to the individual’s fraudulent or grossly negligent act or omission.

Dividend Equivalents	●	We do not provide dividend equivalents on unvested equity awards.
Engage an Independent Compensation Consultant	●	The Compensation Committee has retained a nationally recognized compensation consulting firm to serve as its independent compensation consultant.
Re-pricing Stock Options	●	We do not re-price our stock options and would not do so without stockholder approval.
Excise Tax Gross-Ups	●	We do not provide our executive officers with excise tax gross-ups.
Resetting of Performance Targets	●	We do not reset or amend any of the performance goals or targets used to set executive compensation programs in a fiscal year.

2018 Proxy Statement | 5

Proxy Summary

Governance Highlights

Our Board prides itself on its commitment to high ethical standards and sound governance practices. For more details, please see page 11 or visit the Company’s website to view our Corporate Governance Guidelines.

Topic	Practice
Independence	● ●	4 out of 5 nominees are independent. Board committees are composed exclusively of independent directors.
Independent Chairperson	●	Board has appointed an independent chairperson who is not an employee of the Company.
Executive Sessions	●	Independent directors meet regularly without management.
Annual Election	●	All directors are elected annually to one-year terms.
Plurality Plus Voting	●	In uncontested elections, directors receiving less than 50% of the votes cast must tender their resignation for consideration of the Board.
Director Evaluations	●	The Board and each committee conduct annual self-evaluations.
Stock Ownership	●	Each director is required to hold shares of Common Stock equal to three times his or her annual cash retainer.
Stockholder Engagement	●	The Board has adopted a protocol to allow stockholders with long-term significant holdings of our Common Stock to communicate with Board members on appropriate topics.
Poison Pill	●	The Company does not have a stockholder rights plan.
Right to Call Special Meeting	●	Stockholders holding 10 percent or more of the outstanding Common Stock have the right to call a special meeting.
Confidential Voting	●	Records that identify the vote of a particular stockholder are kept confidential from the Company except in a proxy contest or as required by law.
Single Voting Class	●	Common stock is the only class of voting shares outstanding.

Stockholder Engagement

Our Board and management value the opinions and feedback of our stockholders, and we are committed to ongoing engagement with, and listening to, our stockholders. Our stockholder engagement team has consisted of our Chief Financial Officer, ICR Inc., an external investor relations firm, and the Chairperson of our Compensation Committee.

In response to discussions with stockholders, the Compensation Committee has made a number of enhancements to our executive compensation program as detailed on page 23 in “Recent Compensation Actions Taken”. The Compensation Committee will continue to closely monitor the executive compensation program in an effort to align the interests of our executive officers with the interests of our stockholders and to address material concerns raised by stockholders.

Stockholders and other interested parties who wish to communicate with the Board on these or other matters may contact Bradley J. Holiday, our Chief Financial Officer, at brad.holiday@zagg.com or by mail at ZAGG Inc, 910 West Legacy Center Drive, Suite 500, Midvale, Utah 84047.

2018 Proxy Statement | 6

2018 Proxy Statement | 7

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Our Board of Directors

The Board currently consists of five directors. All directors serve a one-year term and are subject to re-election each year. The Board has nominated five individuals for election at the Meeting. All individuals up for election currently serve as directors and each has consented to being named as a nominee for election as a director and has agreed to serve if elected.

Nominations and Qualifications

Biographical information for each of the nominees follows:

Cheryl A. Larabee
Age: 63
Director Since: 2011; appointed as Chairperson of the Board in August 2012
Committees: Chair of Nominating and Governance Committee; Member of Audit Committee; Member of Compensation Committee
Principal Occupation: Lecturer, College of Business & Economics, Boise State University

Recommendation: The Board has determined that Ms. Larabee’s background in corporate banking, financial strategies, and her senior executive leadership experience qualify her to continue to serve as a director of the Company.
Experience: Ms. Larabee had a 24-year corporate banking career focused on financial problem-solving with clients ranging from start-ups to the Fortune 500. Prior to her current position at Boise State, she served as the Associate Vice President for University Advancement at the College of Business and Economics. She is the former Senior Vice President and Western U.S. Regional Manager of the Corporate Banking Division at KeyBank. Previously she managed middle market teams at U.S. Bank in Portland, Oregon, and served a national client base at Crocker Bank in San Francisco, California.
Ms. Larabee holds a B.A. in Psychology from Moorhead State University and an M.B.A. from Golden Gate University. She also completed the Stanford University Graduate School of Business Executive Program. Ms. Larabee is a member of the National Association of Corporate Directors and was named a NACD Board Leadership Fellow in December 2012.
Other Directorships: Ms. Larabee serves as a director for Norco, Inc.
Family Relationships: None

2018 Proxy Statement | 8

Chris Ahern Age: 42 Director Since: 2018 Committees: None Occupation: CEO, ZAGG Inc
Recommendation: The Board has determined that Mr. Ahern’s current role as CEO of ZAGG, as well as his prior experience as the President of the ZAGG International business unit and of the mophie business unit, qualify Mr. Ahern to continue to serve as a director of the Company.
Experience: Mr. Ahern brings over 20 years of international experience in sales leadership, sales operations and supply chain. Prior to his appointment as CEO, Mr. Ahern served as President of ZAGG International (since 2014) and mophie (since 2017). Prior to joining ZAGG in 2014, Mr. Ahern served as Sales Operations Director for Dell Products in Europe, the Middle East and Africa supporting a $4.0 billion indirect business.
During his tenure with Dell, Mr. Ahern proved himself as an innovative problem solver with strong leadership skills and a drive for exceptional results. Under Mr. Ahern’s leadership, his teams effectively grew revenue in various international markets, enhanced internal reporting and inventory management systems, and developed operational processes to align regional distribution, effectively growing revenue and improving operational efficiencies.
Mr. Ahern holds a B.S. in Business Administration from Dublin City University.
Other Directorships: None
Family Relationships: None

E. Todd Heiner
Age: 56
Director Since: 2012
Committees: Member of Audit Committee; Member of Nominating and Governance Committee; Member of Compensation Committee
Principal Occupation: Managing Director, Ridgeline Capital Group, LLC

Recommendation: The Board has concluded that Mr. Heiner’s more than 30 years of executive leadership, extensive background running divisions of premier national telecommunications and wireless companies, and experience as an entrepreneur qualify him to continue to serve as a director of the Company.
Experience: Mr. Heiner has over 30 years of strategic and operational management experience in the telecommunications and wireless industries, particularly in building national wireless retail markets. Currently, Mr. Heiner is Managing Director for Ridgeline Capital Group, LLC, a single family office focused on diverse investments in mezzanine lending, private equity and real estate. Prior to Ridgeline, Mr. Heiner founded Express Locations, which was the second largest T-Mobile Premier Retail partner in the United States with more than 140 locations. Express Locations was sold to Wireless Vision in October 2017. Mr. Heiner was Vice President of Sales for Western Wireless where his efforts to revitalize the organization resulted in record setting customer growth. Western Wireless was sold to Alltel Wireless for $6.6 billion in September 2005. At VoiceStream Wireless, he led the sales and distribution teams of over 3,500 employees and 700 company-owned retail stores covering an area of over 200 million people in the United States. VoiceStream Wireless was sold to Deutsche Telekom in June 2001 for $30.0 billion and was rebranded T-Mobile USA. Mr. Heiner holds a B.A. in Communications from Utah State University.
Other Directorships: None
Family Relationships: None

2018 Proxy Statement | 9

P. Scott Stubbs
Age: 50
Director Since: 2015
Committees: Chair of the Audit Committee; Member of Nominating and Governance Committee; Member of Compensation Committee
Principal Occupation: Chief Financial Officer (“CFO”), Extra Space Storage, Inc.

Recommendation: The Board has determined that Mr. Stubbs’ experience as the CFO of a public company and a licensed CPA, along with his specific expertise in the areas of accounting and auditing, treasury, investor relations, and financial reporting qualify him to continue to serve as a director of the Company.
Experience: Mr. Stubbs has served as CFO of Extra Space Storage Inc. (“ESS”) since December 2011. He served as the Senior Vice President Finance and Accounting of ESS since its inception, and as the Corporate Controller of its predecessor beginning in December 2000. Prior to joining of ESS’s predecessor, Mr. Stubbs served as CFO of the Lyon Company from June 2000 through December 2000. From 1995 through 2000, he served as the U.S. Controller of Critchley Inc. and from November 1992 through June 1995, he worked at Neilson, Elggren, Durkin & Co. as a consultant. Mr. Stubbs is a licensed CPA and holds a B.S. and a Masters in Accountancy from Brigham Young University.
Other Directorships: None
Family Relationships: None

Daniel R. Maurer Age: 61 Director Since: 2012 Committees: Chair of Compensation Committee; Member of Audit Committee; Member of Nominating and Governance Committee Principal Occupation: Board Member
Recommendation: The Board has determined that Mr. Maurer’s strong background in marketing and building brands for global consumer retail and technology products as well as his expertise and understanding regarding the international consumer marketplace qualify him to continue to serve as a director of the Company.
Experience: Mr. Maurer has extensive global consumer retail sales and marketing experience with over 20 years in executive management at Procter & Gamble (“P&G”), including 15 years internationally. As General Manager of Global Customer Development at P&G’s headquarters, he was tasked with building an effective marketing strategy to achieve a competitive advantage with P&G’s largest global customers including Wal-Mart, Costco, Ahold, Tessco, and Carrefour, who collectively represented over $360.0 billion in annual sales. Subsequent to his tenure at P&G, Mr. Maurer was Vice President of Strategy for Global Sales and US Business at Campbell’s Soup. From 2006 until his retirement in August 2014, he was a member of the senior management team at Intuit, Inc. At Intuit, he oversaw the Small Business Solutions Group (including QuickBooks payroll, DemandForce, and QuickBase), and previously led the TurboTax®, Mint, and Quicken brands. He has previous experience serving on the board of Iomega Corporation which was acquired by EMC Corporation in 2008. Mr. Maurer holds a B.S. in Marketing and Finance from the University of Wisconsin.
Other Directorships: Mr. Maurer serves as a director of CNO Financial Group, Inc.
Family Relationships: None.

2018 Proxy Statement | 10

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
ELECTION OF THE FIVE NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY.

Corporate Governance

Corporate Governance Guidelines and Code of Ethics

The Board has adopted Corporate Governance Guidelines which can be accessed at the Company’s corporate website at http://investors.zagg.com. The URL is included here as an inactive textual reference. Our Corporate Governance Guidelines are intended to supplement the Company’s bylaws and Board committee charters. The Nominating and Governance Committee reviews the Company’s Corporate Governance Guidelines at least annually, and then, as it deems appropriate, recommends amendments to the Board.

The Board has also adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that is applicable to our directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller), and employees. The Code of Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” under applicable securities regulations.

Leadership Structure

Our Board is currently comprised of five members. According to our bylaws, the Board must consist of not less than three nor more than thirteen members. The positions of Chairman of the Board and CEO are held by separate persons.

Mr. Ahern, the CEO, serves on the Board. His main focus, however, is to provide leadership to the Company in accomplishing the directives established by the Board. In that role, he is responsible for the general administration, oversight, care and management of the business of the Company and its subsidiaries, as well as full authority over all officers, managers and employees.

Ms. Larabee, the Chairperson of the Board, is considered the lead independent director, and her role, along with the Board, is to provide independent oversight of the CEO, to direct the business and affairs of the Company for the benefit of its stockholders, and to balance the interests of the Company’s diverse constituencies including stockholders, customers, and employees.

Meetings of the Board are chaired by Ms. Larabee, as the Chairperson. Ms. Larabee also sets the agenda for such meetings. The independent directors may also meet from time to time without the presence of Mr. Ahern as they determine appropriate.

Terms of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our stockholders, and until their successors are elected and qualified, or until removed from office in accordance with our bylaws.

Director Independence

The Board reviews the independence of our directors on the basis of standards adopted by the NASDAQ Stock Market (“NASDAQ”). As a part of this review, the Board considers transactions and relationships between the Company, on the one hand, and each director, members of the director’s immediate family, and other entities with which the director is affiliated, on the other hand. The purpose of such a review is to determine which, if any, of such transactions or relationships were inconsistent with a determination that the director is independent under NASDAQ rules. As a result of this review, the Board has determined that each of our directors other than Mr. Ahern (our CEO) is an “independent director” within the meaning of applicable NASDAQ standards.

Risk Oversight

Our Board has overall responsibility for the oversight of risk management at the Company. Day-to-day risk management is the responsibility of management, which has implemented processes to identify, assess, manage and monitor risks that face the Company. Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on the Company, and the steps we take to monitor and control such exposures.

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In conjunction with our Board’s general oversight responsibility for risk at the Company, the Board delegates certain risk oversight duties to Board committees.

Risk Oversight Duty	Board Committee	Responsibility
Monitoring of credit, liquidity, regulatory, operational, cyber, and enterprise risks.	Audit Committee & Board of Directors	Regular reviews with management, internal and external auditors, and other advisers.
Review of accounting and financial controls, related party transactions, and assessment of business risks.	Audit Committee	Periodic meetings with independent registered public accounting firms.
Monitoring of the Company’s governance and succession risk.	Nominating and Governance Committee & Board of Directors	Regular reviews with management and outside advisers.
Monitoring CEO succession and the Company’s compensation policies and related risks.	Compensation Committee & Board of Directors	Regular reviews with management and outside advisers.

Short-Term or Speculative Transactions Policy

The Board has a policy (the “Policy”) relating to short-term or speculative transactions in the Company’s securities by directors, officers, and other employees which prohibits such individuals from engaging in short-term or speculative transactions involving the Company’s securities, such as publicly traded options, short sales, puts and calls, hedging transactions and holding the Company’s securities in a margin account.

The Board believes that it is inappropriate for directors, officers or other employees of the Company or its subsidiaries to hedge or monetize transactions to lock in the value of holdings in the securities of the Company. Such transactions, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of the Company’s stockholders. The objective of this policy is to prohibit direct or indirect engagement in hedging against future declines in the market value of any securities of the Company through the purchase of financial instruments designed to offset such risk.

No director, officer or other employee of the Company or its subsidiaries may, at any time, directly or indirectly, engage in any kind of hedging transaction that could reduce or limit such person’s holdings, ownership or interest in or to any Common Stock or other securities of the Company, including without limitation outstanding stock options, deferred stock, restricted stock units, or other compensation awards, the value of which are derived from, referenced to or based on the value or market price of securities of the Company. Prohibited transactions include the purchase by a director, officer or other employee of financial instruments, including, without limitation, prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company.

Any person who violates this policy will be subject to disciplinary action which may include, but is not limited to, termination of employment or restrictions on future participation in the Company’s equity incentive plans.

Additionally, any executive officer or director must seek approval of the Board prior to any pledge of the Company’s securities, such approval to be included in the minutes of the meetings or consent resolution of the Board; provided, that only a pledge or loan of the Company’s securities that does not involve a prepaid variable forward contract or similar transaction will be considered.

As of the date of this Proxy Statement, all of the members of the Board and the Company’s officers were in compliance with the Policy.

Certain Relationships and Related Transactions

None of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction during 2017 or in any presently proposed transaction which, in either case, has or will materially affect us.

The Company makes a concerted effort to review potential transactions with our executive officers and directors from the standpoint of whether any related party transaction issues would be involved, and reviews any such issues, including the approval, ratification, and disclosures relating to such transactions, on a case-by-case basis.

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Meetings and Committees of the Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings. For the fiscal year ended December 31, 2017, there were four meetings of the Board. Ms. Larabee, Mr. Maurer, and Mr. Stubbs each attended, in person or by telephone, all of the meetings of the Board and the committees on which he or she served (in each case during the period in which he or she served). Mr. Heiner attended 50% of the meetings of the Board and the committees on which he served due to necessary travel and commitments associated with his principal employment. Mr. Heiner was updated on key ZAGG initiatives and financial performance through monthly calls with the ZAGG management team, and one-on-one discussions with key members of management and members of the Board.

Our Corporate Governance Guidelines set forth a policy which encourages directors to attend annual meetings of stockholders.
Two of our directors attended the 2017 Annual Meeting of Stockholders.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: (1) Audit Committee, (2) Compensation Committee, and (3) Nominating and Governance Committee. Each committee acts pursuant to a written charter adopted by the Board. Each committee’s charter is available on our corporate website at http://investors.zagg.com. The URL is included here as an inactive textual reference. All of the committees are comprised solely of non-employee, independent directors as defined by NASDAQ standards.

The table below shows membership for each of the standing Board committees as of December 31, 2017.

Audit	Compensation	Nominating and Governance
P. Scott Stubbs (Chair)	Daniel R. Maurer (Chair)	Cheryl A. Larabee (Chair)
E. Todd Heiner	Cheryl A. Larabee	E. Todd Heiner
Daniel R. Maurer	E. Todd Heiner	P. Scott Stubbs
Cheryl A. Larabee	P. Scott Stubbs	Daniel R. Maurer

Audit Committee

The Board has determined that P. Scott Stubbs and Cheryl A. Larabee are “audit committee financial experts” within the meaning established by the SEC. The primary responsibility of the Audit Committee is to assist the Board in fulfilling its oversight responsibility by reviewing and appraising:

•	the integrity of the Company’s financial statements; the accounting, auditing and financial reporting processes of the Company;

•	the management of business and financial risk and the internal controls environment;

•
the Company’s compliance with legal and regulatory requirements and ethics programs as established by management and the Board, which shall be in conjunction with any recommendations by the Nominating and Governance Committee with respect to the corporate governance standards;

•	the reports resulting from the performance of audits by the independent auditor and the internal audit team;

•	the qualifications, independence and performance of the Company’s independent auditors; and

•	the performance of the Company’s internal audit team.

The Audit Committee also has responsibility for reviewing and making recommendations to the Company’s independent directors regarding transactions between the Company and any related person and any other potential conflicts of interest of Board members and the Company’s executive officers.

Additional information regarding the Audit Committee’s processes and procedures is provided below under the heading “Audit Committee Disclosure.” The Report of the Audit Committee is set forth later in this Proxy Statement on page 16.

Compensation Committee (Including Interlocks and Insider Participation)

The primary responsibilities of the Compensation Committee are to:

•	approve an overall compensation philosophy for the Company’s named executive officers (“NEOs”) considering the Company’s goals and objectives;

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•	select performance metrics aligned with the Company’s business strategy;

•	review and approve the Company’s executive cash and equity-based compensation plans;

•	review and approve any benefit plans, retirement and deferred compensation or other perquisites offered to the NEOs and other eligible employees;

•	review the Company’s compensation practices so that they do not encourage imprudent risk taking;

•	review and make recommendations to the Board regarding compensation for service on the Board and Board committees; and

•	develop and recommend to the Board for approval an executive officer succession plan.

Daniel R. Maurer, Cheryl A. Larabee, E. Todd Heiner and P. Scott Stubbs served on the Compensation Committee in 2017. None of the directors who served on the Compensation Committee in 2017 has ever served as one of the Company’s officers or employees or is or was a participant in fiscal 2017 in a related person transaction with the Company. None of our NEOs serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving on our Compensation Committee or as a member of our Board.

Nominating and Governance Committee (Including Nomination Process)

The primary responsibilities of the Nominating and Governance Committee are to:

•	review and recommend individuals to the Board for nomination as members of the Board and its committees;

•	develop and review the Company’s Corporate Governance Guidelines;

•	monitor compliance with the Code of Ethics and Foreign Corrupt Practices Act;

•	review and recommend approval of corporate governance policies and practices;

•	review the Committee’s new director orientation program and continuing director education programs; and

•	oversee the process developed by the Board for an annual performance evaluation of the Board and its committees and the conduct of such evaluation.

The policy of the Nominating and Governance Committee is to consider stockholder recommendations for candidates to serve as directors of the Company properly submitted in accordance with our bylaws. In evaluating those recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board and to address the membership criteria described below. Any stockholder wishing to recommend a candidate for consideration by the Nominating and Governance Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information (including without limitation, name, age, business and residence address, principal occupation, class and number of shares of the Company held by the candidate) and provide confirmation of the candidate’s consent to serve as a director. This information should be addressed to the Nominating and Governance Committee c/o Secretary at the following address:

ZAGG Inc
910 W. Legacy Center Drive, Suite 500
Midvale, Utah 84047

As contemplated by the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, at least annually.

The criteria considered by the Nominating and Governance Committee in evaluating director nominees include, without limitation, the following:

•	a candidate must demonstrate integrity, accountability, informed judgment, financial literacy, creativity, and vision;

•	a candidate must be prepared to represent the best interests of all the Company’s stockholders, not just those of a particular constituency;

•	a candidate must have a record of professional accomplishment in his or her chosen field; and

•	a candidate must be prepared and able to participate fully in Board activities, including membership on Board committees.

The criteria are not exhaustive and the Nominating and Governance Committee may consider other qualifications and attributes that it believes are appropriate in evaluating the ability of an individual to serve as a director. Additionally, different factors may

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assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Nominating and Governance Committee’s perceptions about future issues and needs.

The Nominating and Governance Committee does not have a formal policy regarding diversity, but as described above considers a broad range of attributes and characteristics in identifying and evaluating nominees for election to the Board. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through various means, including current directors, stockholder recommendations or other referrals. Candidates are evaluated at meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

There have been no material changes to the procedures by which stockholders may recommend nominees to the Board since the Company last provided this disclosure.

Executive Officer Biographies

In addition to Chris Ahern, CEO of ZAGG Inc and director, whose biographical information is set forth above, the following individuals currently serve as executive officers of the Company.

Bradley J. Holiday, 64, is the CFO of the Company with responsibility for the common support areas of finance, accounting, treasury, investor relations, and information technology. Mr. Holiday became our CFO in June 2015, at which time he resigned as a director of the Company, a position he occupied since 2012. Prior to becoming CFO of the Company, Mr. Holiday served as Executive Vice President and CFO of Callaway Golf, Inc. from September 2003 through June 2015 and as Vice President and CFO of Callaway beginning in August 2000. Before joining Callaway, Mr. Holiday served as Vice President-Finance for Gateway. Prior to joining Gateway, Inc., Mr. Holiday was employed with Nike in various capacities beginning in April 1993, including CFO-Golf Company, where he directed all global initiatives and strategic planning for Nike,’s golf business. Prior to joining Nike, Inc., Mr. Holiday served in various financial positions with Pizza Hut, Inc. and General Mills, Inc. Mr. Holiday holds an M.B.A. in Finance from the University of St. Thomas and a B.S. in Accounting from Iowa State University.

Brian Stech, 42, is the President of ZAGG Inc, with responsibility for leading the strategy and execution of the Company’s product, brand and distribution initiatives. Prior to his appointment, Mr. Stech was serving as Company's Chief Commercial Officer ("CCO"). Mr. Stech became our Executive Vice President of Sales in 2014, and was promoted to Executive Vice President of Sales and Marketing in 2014. After the acquisition of mophie in 2016, Mr. Stech became President of the ZAGG business unit. Mr. Stech was appointed as the Company’s CCO in June 2017. Prior to joining the Company in 2014, Mr. Stech served as president of SteelSeries, an award-winning gaming accessories company that was recognized by Entrepreneur Magazine as one of the “Top 100 Brilliant Companies to Watch” in 2009. Mr. Stech grew revenue twentyfold from 2008 to 2013 while guiding the company to a leading market share position in North America. Prior to his tenure at SteelSeries, Mr. Stech led global marketing and channel development for Motorola’s smartphone business unit. Mr. Stech has also served in leadership roles at Mobility Electronics (iGo, Inc.) and Ralston Purina Company. Mr. Stech holds a B.S. in Business from Indiana University.

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Director Compensation

The Company uses cash compensation and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of its directors.

The Company has granted restricted stock units (“RSUs”) to its non-employee directors concurrent with their appointment to the Board and annually thereafter. These RSU awards typically vest at the end of each fiscal year.

Director Summary Compensation Table for 2017

The table below summarizes the compensation paid (fees) or granted (stock-based compensation) by the Company to its non-employee directors for the year ended December 31, 2017.

Name	Fees Earned		RSUs (1)	Total
Cheryl A. Larabee	$110,056	(2) (3)	$119,931	$229,987
E. Todd Heiner	$51,528		$59,966	$111,494
Daniel R. Maurer	$58,528	(3)	$59,966	$118,494
P. Scott Stubbs	$58,528	(3)	$59,966	$118,494

(1)
This column shows the full grant date fair market value of the RSUs granted as computed under ASC Topic 718 and the expense attributable to these awards that will be recorded over the vesting period (excluding estimates for forfeitures in case of awards with service-based vesting). Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the fiscal year ended December 31, 2017, which are included in the Company’s Annual Report on Form 10-K filed with the SEC.

(2)	Ms. Larabee receives twice the annual base fees and RSU awards due to her role as Chairperson of the Board.

(3)	Ms. Larabee, Mr. Maurer and Mr. Stubbs received $7,000 in additional fees as the chair of the Nominating and Governance Committee, Compensation Committee and Audit Committee, respectively.

Director Compensation Changes Approved for 2018

During December 2017, the Compensation Committee reviewed peer group and benchmarking data prepared by Aon Hewitt, a nationally recognized compensation and governance consulting firm. Based on the peer group and benchmarking data, the Compensation Committee made the changes described in the table below to fees to be paid and RSUs to be granted to members of the Board during 2018.

Name	Fees		RSUs (1)		Total
Cheryl A. Larabee	$98,000	(2)	$125,000	(3)	$223,000
E. Todd Heiner	$55,000	(2)	$85,000		$140,000
Daniel R. Maurer	$67,000	(2)	$85,000		$152,000
P. Scott Stubbs	$70,000	(2)	$85,000		$155,000

(1)	Dollar-value of RSUs to be granted.

(2)
Each member of the Board will receive a base fee of $55,000. Ms. Larabee will receive an additional $35,000 and $8,000 as chair of the Board and Nominating and Governance Committee, respectively. Mr. Maurer will receive $12,000 in additional fees as the chair of the Compensation Committee. Mr. Stubbs will receive $15,000 in additional fees as the chair of the Audit Committee.

(3)	Each member of the Board will receive an RSU grant of $85,000. Ms. Larabee will receive an additional $40,000 as chair of the Board.

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PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm (independent auditors) to audit the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year ending December 31, 2018. The Company is seeking stockholder ratification of such action. Stockholder ratification of the appointment of KPMG is not required by our bylaws or otherwise. However, we are submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

The Board UNANIMOUSLY Recommends that Stockholders Vote “FOR” the
Ratification of Appointment of KPMG LLP as the Company’s Independent
Registered Public Accounting Firm.

KPMG, independent registered public accounting firm, was engaged as our independent registered public accounting firm for the years ended 2010 to 2017.

Audit Committee Report

The responsibilities of the Audit Committee include providing oversight to the financial reporting process of the Company through periodic meetings with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal controls, and financial reporting matters. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and KPMG. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”), and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG. The Audit Committee discussed with KPMG matters required to be discussed by AS 1301, “Communication with Audit Committee,” as adopted by the Public Company Accounting Oversight Board.

KPMG also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee also considered all non-audit services provided by KPMG and verified that each was compatible with their independence.

Based upon the Audit Committee’s discussion with management and KPMG, and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

The Audit Committee

P. Scott Stubbs, Chair
E. Todd Heiner
Daniel R. Maurer
Cheryl A. Larabee

It is expected that representatives of KPMG will attend the Meeting and be available to make a statement or respond to appropriate questions.

Audit Fees

For the years ended December 31, 2017 and 2016, we incurred fees to KPMG. Audit fees include the annual audit, the audit of the effectiveness of internal control over financial reporting, quarterly reviews, and accounting consultations. The decrease in audit fees from 2016 to 2017 is primarily related to additional work incurred during 2016 related to the acquisition of mophie during the first quarter of 2016. Audit-related fees consist of a subscription fee for an online accounting research tool. Tax fees include U.S., foreign and state income tax preparation and tax consultation. Other fees include due diligence fees paid in

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connection with the mophie acquisition in 2016. The Audit Committee believes KPMG’s independence has not been impaired by their non-audit services.

A summary of fees incurred to KPMG in 2017 and 2016 appears below:

Fee Category	2017	2016
Audit	$1,552,500	$1,700,740
Audit-related services	1,780	1,549
Tax services	367,117	406,329
Other	—	436,749
Total fees	$1,921,397	$2,545,367

It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and non-audit services to be performed by the independent registered public accounting firm and the related fees. The Audit Committee is authorized to delegate, within specified limits, the pre-approval of such services and fees to an individual member of the Audit Committee, provided that such individual shall report any decisions to pre-approve such services and fees to the full Audit Committee at its next regularly scheduled meeting. During 2017, no fees were approved by the Audit Committee after services were performed pursuant to the de minimis exception established by the SEC.

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PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the vote of our stockholders, our Board has determined to submit the approval of our executive compensation annually to our stockholders on a non-binding basis. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our NEOs. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs.

Our executive compensation program is designed to attract, motivate and retain a talented team of executives. We seek to accomplish this goal in a way that rewards performance that is aligned with our stockholders’ long-term interests. We believe that our executive compensation program satisfies this goal and is strongly aligned with the long-term interests of our stockholders.

As depicted below, the Company’s executive compensation program received significant support from stockholders in the 2015, 2016, and 2017 vote.

In accordance with the requirements of Section 14A of the Exchange Act, we are including in this Proxy Statement a separate resolution, subject to a non-binding stockholder vote, to approve the compensation of our NEOs as disclosed in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Meeting:

RESOLVED, that the stockholders of ZAGG Inc approve, on an advisory basis, the compensation of its Named Executive Officers as disclosed in the Proxy Statement for the Annual Meeting of Stockholders held June 14, 2018, pursuant to Item 402 of Regulation S-K, including the narrative discussion of executive compensation, the accompanying tabular disclosure regarding compensation of the Named Executive Officers and the corresponding narrative disclosure and footnotes.

As an advisory vote, this proposal is not binding on the Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and considers the outcome of the vote when making future compensation decisions for the Company’s NEOs.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVES, AS DISCLOSED IN THIS PROXY STATEMENT.

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Compensation Discussion and Analysis

The compensation discussion and analysis describes the material components of the 2017 executive program, including the compensation objectives, principles, practices, and decisions as they relate to our NEOs, and outlines the 2017 compensation paid to NEOs during the fiscal year ended December 31, 2017.

2017 Business Highlights

Full year consolidated net sales increased 29% to a record of $519.5 million, primarily due to (1) the increase in sales of our power management products, particularly accessories supporting the wireless charging ecosystem, (2) increased sales of screen protection products in key wireless and retail accounts, particularly in international markets, and (3) the inclusion of 12 months of mophie sales during 2017 versus only 10 months in 2016. The screen protection and power management categories had record net sales of $247.6 million and $134.3 million, respectively. In addition, consolidated Adjusted EBITDA was $73.0 million versus $37.2 million in 2016, an increase of $35.8 million or 96%.

(1)	Adjusted EBITDA is a non-GAAP financial measure. Please refer to Annex A for additional information and a reconciliation to the most directly comparable GAAP financial measure.

(2)	Consolidated Adjusted EBITDA in 2016 was $37.2 million, reflecting $53.1 million from the ZAGG business unit and $(15.9) million from the mophie business unit.

ZAGG 2017 NEOs

Name		Title
Randall L. Hales	(1)	Former President & Chief Executive Officer
Chris Ahern	(2)	Chief Executive Officer
Bradley J. Holiday		Chief Financial Officer
Brian Stech	(2)	President
Chris Paterson	(3)	Former VP of Product Development – Asia

(1)	Effective March 1, 2018, Mr. Hales resigned as President, CEO, and director.

(2)
On March 7, 2018, the Board promoted Chris Ahern to serve as CEO and director, and Brian Stech was promoted to President. Throughout 2017 and until March 7, 2018, Mr. Ahern served as president of mophie and ZAGG International, while Mr. Stech served as Chief Commercial Officer.

(3)	Mr. Paterson left the Company to pursue other interests in December 2017.

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Executive Compensation Philosophy

ZAGG’s compensation philosophy mirrors our overall business strategy. We are keenly focused on creating a competitive, efficient and sustainable business that provides real and on-going value to stockholders. These same principles govern our compensation philosophy. ZAGG’s executive compensation program is centered on a pay-for-performance philosophy, which aligns executive compensation with stockholder value and ultimately impacts our compensation program design.

Executive Compensation Procedures

Role of the Compensation Committee
The Compensation Committee has responsibility for establishing and monitoring the Company’s executive compensation programs and for making decisions regarding the compensation of the NEOs. In fulfillment of such responsibility, the Compensation Committee performs the following tasks:

•	Studies executive compensation market data and trends;

•	Seeks advice from compensation consultants regarding best practices;

•	Monitors policies published by certain proxy advisory firms, including Institutional Shareholder Services (“ISS”) and Glass Lewis & Co.;

•	Evaluates the economic, strategic and organizational challenges facing our Company;

•	Establishes base salaries, and determines short-term and long-term pay-for-performance compensation for the NEOs;

•	Presents CEO’s overall compensation package to the entire Board of Directors for ratification;

•	Administers the Company’s incentive compensation and equity-based plans; and

•	Makes regular reports to the Board, including an annual report, with the approval or disapproval of management’s recommendations for material changes in NEOs’ existing retirement and benefit plans.

The Compensation Committee finalizes the executive compensation decisions after reviewing the performance of the Company and evaluating the NEOs’ performance against established goals, leadership ability, Company responsibilities, and current compensation arrangements. To assist in this process, it reviews a compensation analysis for each NEO to understand how each element of compensation relates to other elements and to the compensation package as a whole. The compensation analysis summarizes the total compensation opportunity, including fixed and variable compensation, perquisites and potential payments upon termination or change of control. In addition, the compensation analysis includes a summary of historical compensation.

The Compensation Committee also monitors, administers and approves awards under the Company’s various pay-for-performance compensation plans for all levels within the Company, including awards under the Company’s Amended and Restated 2013 Equity Incentive Award Plan.

Role of Our Chief Executive Officer and Other Senior Executive Officers
Randall L. Hales served as President, CEO and director throughout 2017 and into 2018. On March 7, 2018, the Board appointed Chris Ahern as CEO and director. The CEO is uniquely positioned to serve as a resource to the Board and the Compensation Committee in many of its compensation decisions, and in their evaluation of the issues, opportunities, and challenges facing the Company and industry. This support may help inform the identification of key performance metrics and indicators that may be used in setting performance-based compensation. Similar to how Mr. Hales operated in 2017 as CEO, Mr. Ahern is close to the Company’s day-to-day operations to be able to identify key contributors and top performers within the Company, to ensure that their compensation accurately reflects their responsibilities, performance, future expectations, and experience levels. While Mr. Ahern recuses himself from any Board discussions that involve his own compensation, his recommendations and feedback, along with the feedback and recommendations of our other senior executive officers, are often taken into consideration by the Board and the Compensation Committee when setting compensation levels.

Role of Consultants
From time to time, the Compensation Committee may engage consultants to perform compensation studies related to current executive and Board compensation, including a review of cash and stock-based compensation to executives and the Board. The Compensation Committee has sole authority over consultants, who work exclusively for the Board, and do not provide additional services to management or the executive team. The Compensation Committee has sole authority to hire and fire any such consultants.

In fiscal 2017 the Company retained Aon Hewitt, a nationally recognized executive compensation and corporate governance consulting firm, to provide input and guidance on our NEO and Board compensation relative to our peer group.

Employment and Severance Agreements

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Messrs. Hales, Holiday, Stech and Ahern have employment agreements with the Company, which are discussed below. Mr. Paterson also had an employment agreement with the Company which terminated upon his departure from the Company in December 2017. Each of the employment agreements includes an employee severance component. Messrs. Hales, Holiday, Stech, and Ahern also have a severance agreement related specifically to a change in control of the Company, which is also discussed below. Executive employment agreements include a compensation addendum with parameters established each fiscal year by the Compensation Committee.

Our Compensation Principles

Principles Guiding ZAGG’s Executive Compensation

Link a significant portion of compensation to Company and individual performance.			Talent acquisition and retention.

We believe that compensation levels should reflect performance – both corporate and individual. This is accomplished by:		●	We strive to offer compensation that is competitive with that offered by comparable companies regionally and globally to attract, retain and reward our NEOs.
●	Motivating, recognizing and rewarding individual excellence	●	Align management’s interests with those of stockholders.
●	Paying short-term cash bonuses based upon measurable corporate financial and individual performance goals.	●
We seek to implement programs that will encourage NEOs to remain with us and to increase long-term stockholder value by providing competitive compensation and granting long-term equity-based awards with a 3-year vesting period.

●	Linking long-term compensation to our Company’s performance-based on net sales and Adjusted EBITDA.

Peer Group

In 2017, the Compensation Committee worked with its independent consultant, Aon Hewitt, to refine the peer group used for purposes of benchmarking the Company’s executive and director compensation. To formulate this peer group, the Compensation Committee identified companies that were technology-focused and/or a producer of consumer branded products of similar size (on a revenue and market capitalization basis) and complexity. The executive benchmarking data from the peer group was size-adjusted based upon ZAGG’s revenue using a regression analysis.

The Compensation Committee believes the group below is representative of the competitive market against which it competes for executive talent and approved the group for benchmarking purposes.

Companies in Peer Group
Callaway Golf Company	JAKKS Pacific, Inc.	Plantronics, Inc.
CSS Industries, Inc.	Johnson Outdoors Inc.	Roku, Inc.
Daktronics Inc.	Libbey Inc.	Summer Infant, Inc.
Dolby Laboratories, Inc.	Lifetime Brands, Inc.	Turtle Beach Corporation
Hamilton Beach Brands Holding Company	Nautilus, Inc.	Universal Electronics Inc.
iRobot Corporation

The Compensation Committee intends to review the peer group annually to confirm its validity relative to ZAGG before using it for benchmarking purposes.

Benchmarking

On an annual basis, the Compensation Committee reviews and considers a number of factors in establishing or recommending a target total compensation opportunity for each individual including, but not limited to, market data, tenure in position, experience, sustained performance, and internal pay equity. Although the Compensation Committee strives to be at the median, it does not target a specific market position.

Stockholder Engagement

Our Board and management value the opinions and feedback of our stockholders, and we are committed to ongoing engagement with, and listening to, our stockholders. Our stockholder engagement team has consisted of our Chief Financial Officer, ICR Inc., an external investor relations firm, and the Chairperson of our Compensation Committee.

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In response to discussions with stockholders, the Compensation Committee has made a number of enhancements to our executive compensation program. The Compensation Committee will continue to closely monitor the executive compensation program in an effort to align the interests of our executive officers with the interests of our stockholders and to address material concerns raised by stockholders.

Recent Compensation Actions Taken

The Compensation Committee conducts an ongoing review and evaluation of our executive compensation and benefits programs in relation to our compensation philosophy and objectives, and the interests of our stockholders. In response to stockholders’ input, and as part of our continued effort to align our pay practices with stockholder interests, the Compensation Committee has pursued the following enhancements to our executive compensation program since 2016:

Topic	Action Taken
Peer Group	Reassessment and refinement of our peer group with the assistance of Aon Hewitt to reflect the competitive market in which ZAGG competes for talent. .
RSU vesting	Introduction of a three-year vesting period for long-term incentive RSU grants.
Short-term Performance Metrics	Review of short-term performance metrics to align the NEOs’ compensation with key short-term Company processes and goals.
Long-term Performance Metrics	Refinement of the selection of long-term performance metrics to better link executive compensation to long-term performance.
CD&A Format	Reformatted the CD&A to increase the overall transparency of our compensation policies and ensure better communication with our stockholders.
Change-in-Control on Equity Awards
Introduction of pro-rata vesting of earned performance-based RSUs for 2017 grants if a change-in-control occurs. For 2018, the change-in-control provisions were refined to allow accelerated pro-rata vesting against the target award for performance-based RSUs.

Prohibit SARs/options buy-outs	Prohibit cash buyouts and share recycling associated with SARS and options.
Increase equity cap to align with peers	Raise annual participant equity grant cap from 300,000 shares to 600,000, which is below the mean and median for our peer group.
Minimum 12-month vesting	Require all awards to include a minimum 12-month vesting period (subject to limited exceptions).

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Compensation Risk Assessment

Management has made an assessment of the Company’s compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, the Company has determined that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

2017 Executive Compensation Overview

Compensation Objectives and Practices

The objective of the Company’s executive compensation programs is to align the actions of our executives with the Company’s performance. Below is a summary of the executive compensation practices implemented to drive executive performance, as well as practices not implemented, as they do not support our stockholders’ long-term interests:

Practices Implemented

Emphasize Pay-for-Performance – All of our NEOs participate in a performance-based equity incentive bonus plan, which compensates executives for the Company’s achievement of financial metrics. The NEOs also participate in a performance-based cash incentive bonus, which compensates executives for the achievement of operational, strategic, and functional team goals. This practice aligns our executive incentives with the financial performance of our Company and the creation of stockholder value.

Offer Both Equity and Cash Incentives – The pay-for-performance compensation packages offered to our executives consist of a combination of base salary, performance-based cash incentives, and performance-based equity awards, designed to incentivize our executive officers to achieve performance results that deliver both short-term and long-term stockholder value.

Utilize Double-Trigger Change-in-Control Provisions – The equity awards granted to our CEO, President, and CFO that provide for accelerated vesting in the event of a change-in-control have a “double-trigger,” instead of a “single trigger.”

Clawback Policy – The Company employs an Incentive Clawback Policy under which the Compensation Committee has the right, subject to applicable state and federal law, to require any executive to repay performance-based compensation paid if there is a material financial restatement of results for any prior fiscal year, which results in overpayment of performance-based incentives for the applicable fiscal year.

Equity Ownership Guidelines – All of our NEOs are required to, by the later of November 14, 2018 (five years from the guidelines’ implementation date) or within five (5) years from the date of the executive’s hire or promotion, own shares of Common Stock having an aggregate value at least equal to: (i) five times the base salary of our CEO and (ii) three times the base salary of all other executive officers. In addition, in the same timeframe, members of the Board are required to own shares of Common Stock having an aggregate value at least equal three times the cash portion of their annual Board compensation. The Board reviewed compliance with the equity ownership guidelines during 2017 and all NEOs and members of the Board are either in compliance currently or are expected to be so in advance of the deadline.

Engage an Independent Compensation Consultant – The Compensation Committee has retained a nationally recognized compensation consulting firm to serve as its independent compensation consultant. The compensation consultant reports directly to the Compensation Committee and provides the Committee with useful competitive market data, information and guidance needed to make educated compensation decisions.

Annual “Say-on-Pay” Vote – We conduct our “say-on-pay” vote on an annual basis to allow our stockholders to provide us with their direct input on our compensation philosophies, policies and practices.

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Practices Not Implemented
No Re-pricing Stock Options – We do not re-price our stock options and would not do so without stockholder approval.

No Excise Tax Gross-Ups – We do not provide our executive officers with excise tax gross-ups.

No Resetting of Performance Targets – We do not reset or amend any of the performance goals or targets used to set executive compensation programs in a fiscal year.

No Dividend Equivalents – We do not provide dividend equivalents on unvested equity awards.

Changes to Compensation Plan

Our NEOs are primarily responsible for the overall execution of the Company’s strategy. As a result, a high percentage of their total direct compensation is variable and tied to Company performance, thereby providing incentives to achieve goals that help create value for stockholders.

In response to stockholder feedback and to align with the pay-for-performance practices of our peer group, the Compensation Committee has made the following revisions to the compensation plan since 2016:

•	Revised the long-term pay-for-performance program to introduce a three-year vesting period for long-term incentive RSUs (effected in 2016).

•	Evaluated and revised the peer group (effected in 2016).

•
Improved disclosure regarding short term incentive cash bonuses tied to the successful achievement of the functional team goals designed to drive financial and operational performance, including an additional table in the short-term incentive cash bonus section to illustrate targets achieved and the target bonuses versus actual bonuses paid (effected in 2016).

•
Revised the long-term pay-for-performance program by introducing pro-rata vesting of only earned performance-based RSUs for grants if a change-in-control occurs (effected in 2016). This was further adjusted in 2018 to only allow accelerated pro-rata vesting of earned RSUs in the event of a change-in-control and termination of employment.

Elements of Executive Compensation

The Company’s executive compensation is comprised of the three elements described below:

	Element	Form	Purpose	How it Links to Performance
Fixed	Base Salary	Cash	To provide a stable, market comparable, reliable source of income.	●	Reviewed annually; adjustments made based on individual and Company performance
At-Risk	Short-Term Performance Based	Cash	To reward the achievement of annual financial and other performance related goals.	● ●
Functional team goals and targets
Maximum and minimum thresholds
based on achievement of
functional team goals and targets (during 2017, this included 176 team goals across the organization - each NEO is compensated based on the completion of goals in his or her functional groups)

	Long-Term Performance Based	RSUs	To reward the achievement of long-term Company performance and strategic goals.	● ● ● ●	Performance- and time-based Three-year vesting EBITDA and Net Sales targets Maximum and minimum thresholds based on achievement of goals and targets

Target Pay Mix

The Compensation Committee believes that emphasis on variable, performance-based compensation at the senior executive levels of the Company is a key element in achieving a pay-for performance culture and in aligning management’s interests with those of the Company’s stockholders. When determining target executive pay, the Committee attempts to ensure that compensation is closely aligned with the overall strategy of the Company and that it motivates executives to achieve superior performance, which hopefully leads to better stockholder returns. The relative mix of 2017 target compensation for NEOs is presented in the chart below:

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2017 Executive Compensation

Base Salary

During the fourth quarter board meeting held each October, the Compensation Committee reviews benchmarking data from the peer group and industry to ensure that the NEOs’ salaries are set at levels that are competitive. None of our NEOs are currently party to an employment agreement that provides for automatic or scheduled increases in their base salary.

Name	Base Salary ($)	Percentage Increase (Decrease) Compared to 2016 Base Salary (%)
Randall L. Hales	$675,000	(3)%	(1)
Chris Ahern	$400,000	112%	(2)
Bradley J. Holiday	$340,000	13%	(3)
Brian Stech	$400,000	8%	(4)
Chris Paterson	$250,000	—%

(1)	Mr. Hales' base salary decreased 3% during 2017, though his bonus potential was increased from 50% of his base salary to 100% of his base salary to more closely align with comparable peers.

(2)	Mr. Ahern’s base salary increased during 2017 after being promoted to president of the mophie business unit.

(3)	Mr. Holiday's base salary increased during 2017 as a result of a market adjustment based on comparable peers.

(4)	Mr. Stech’s base salary increased during 2017 after being promoted to Chief Commercial Officer.

Short-term Incentive - Cash Bonus

The Company ties NEO bonuses to specific functional team goals, which are measured monthly and paid in quarterly cash bonuses. The Company has seen improved operating efficiency, competitiveness, and profitably since the implementation of monthly team goals.

The Company has 42 teams, each responsible for establishing appropriate performance goals at the department and team level, resulting in 176 goals tracked and reported monthly. The specific goals for the NEOs were established at the beginning of the fiscal year by each respective functional team and approved by the CEO, Compensation Committee and Board. The CEO’s cash incentive bonus was tied to the achievement of the NEOs’ goals, all of which are designed to improve operational processes to reduce costs, increase productivity, enhance competitive positioning, and improve financial results.

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Name	Goal	Target Bonus (% of Base Salary)	Target Bonus ($)	Total Target Achieved (%)(1)	Actual Bonus Earned ($)(2)
Randall L. Hales	100% Company-wide Team Goals Achieved	100%	$675,000	99%	$670,089
Chris Ahern	100% of Reporting Functional Teams Goals Achieved	30%	$120,000	99%	$119,997
Bradley J. Holiday	100% of Reporting Functional Teams Goals Achieved	30%	$102,000	99%	$101,038
Brian Stech	100% of Reporting Functional Teams Goals Achieved	30%	$120,000	99%	$119,337
Chris Paterson	100% of Reporting Functional Teams Goals Achieved	30%	$56,250	97%	$54,491

(1)
The goals for the individual functional teams are weighted at the beginning of the year based on the relative importance to the organization. Thus, the ultimate cash bonus to each NEO is based on (1) the achievement of the individual goals and (2) the weight of each goal. If a goal is not achieved in a given period, the cash pay-out associated with that particular goal is $0.

(2)
The functional team goals achieved during the fourth quarter of 2017 were paid out in the first quarter of 2018. Thus, the above represents cash awards earned during 2017 although full payment did not occur until 2018.

Long-term Incentive - RSUs

The goals of the long-term incentive program are to:

•	ensure NEOs’ financial interests are aligned with our stockholders’ interests,

•	motivate decision making that improves financial performance over the long-term,

•	recognize and reward superior financial performance of the Company,

•	provide a retention element to our compensation program, and

•	promote compliance with the stock ownership guidelines for executives.

2017 Summary

Upon review of yearly outreach to stockholders and best practices as defined by the leading proxy advisers, the Compensation Committee annually evaluates adjustments to further tie compensation to the Company’s performance. A summary of the 2017 performance metrics is as follows.

Metric	Weighting	Actual 2017	Minimum Threshold	Target	Maximum
Net Sales	50%	$519,495,028	$382,500,000	$450,000,000	$517,500,000
Adjusted EBITDA	50%	$72,961,780	$54,000,000	$63,500,000	$73,025,000

For every 1.0% increase or decrease relative to the target, the shares actually earned under each NEO’s RSU grant is increased or decreased by 1.5% and are subject to additional time-based vesting criteria. RSUs vest one-third after the end of the one-year performance period in March 2018 and an additional one-third in March 2019 and the final one-third in March 2020. No RSUs vest if the minimum threshold for each metric is not met. Grants are capped even if the maximum net sales and Adjusted EBITDA metrics are exceeded.

Based on the 2017 operating results, the NEOs earned performance-based RSUs as detailed below. For 2017, the Company continued to use a one-year performance period for performance-based awards that vest over a three-year period. The Compensation Committee believes a one-year performance period continues to be appropriate given the rapid changes within the industry and the difficulty in forecasting beyond one year. Common Stock was delivered during the first quarter of 2018 for one-third of these awards that vested in 2017.

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Name	Target RSU Grant (1)	Target RSU Grant (% of Base Salary)	Target RSUs (#)	Impact of Net Sales Target Achieved on Target RSUs (#)	Impact of Adjusted EBITDA Target Achieved on Target RSUs (#)	Net RSUs Earned (#)	Percent of Target RSUs Earned (%)
Randall L. Hales	$675,000	100%	108,000	12,150	12,069	132,219	122%
Chris Ahern	$162,971	41%	24,324	2,737	2,718	29,779	122%
Bradley J. Holiday	$203,714	60%	30,405	3,421	3,397	37,223	122%
Brian Stech	$253,515	63%	37,838	4,257	4,228	46,323	122%
Chris Paterson	$173,215	69%	25,853	(2)	(2)	(2)	(2)

(1)
Represents the full grant date fair market value of the restricted stock awards as computed under ASC Topic 718 and the expense attributable to restricted stock unit awards granted to be recorded over the vesting period. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the fiscal years ended December 31, 2017, 2016, and 2015, which are included in the Company’s Annual Reports on Form 10-K filed with the SEC.

(2)	As a result of Mr. Paterson's departure in December 2017, these RSUs were forfeited prior to vesting.

In granting performance-based RSUs to the NEOs, the Compensation Committee considers the impact of the grant on the Company’s financial performance, as determined in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). For long-term awards, the Company records expense in accordance with ASC Topic 718.

2016 CEO RSU and Cash Awards Intended to Drive the Successful Integration of the mophie Acquisition

In June 2016, the Compensation Committee approved a performance award with a total dollar value of $1,868,400 for Mr. Hales. The award consisted of (1) a performance-based RSU award of 163,908 RSUs with a fair market value of $785,119 on the grant date and (2) a performance-based cash award of $1,083,281. The intent was to drive the successful and timely integration of the mophie acquisition, while also reducing costs of the consolidated business.

In addition to continued employment through the vest date, the award was tied to the achievement of the following metrics, all of which occurred in 2016:

•	the back office integration of the ZAGG and mophie business units (50% of award),

•	successful cost savings from synergies of $8.5 million in 2016 (25% of award),

•	complete implementation of a HRIS platform (15% of award), and

•	presentation of the final mophie integration plan to the Board (10% of award).

Based on the achievement of the metrics set forth below, the cash award vested and was paid on January 5, 2017, and the RSU award vested and was distributed on January 8, 2018.

Performance Metric	Required Threshold	Threshold Achieved
Back office integration	Completion of integration	Yes
2016 cost savings	$8.5 million	Yes
HRIS system implementation	Completion of implementation	Yes
Final mophie integration plan	Completion of plan	Yes

2017 Brian Stech RSU Award Intended to Drive Domestic Sales Growth

In February 2017 the Compensation Committee approved a performance RSU award of 67,568 RSUs for Mr. Stech with the intent to drive growth in 2017 in the ZAGG domestic market.

The award was earned 100% upon the achievement of 2017 ZAGG domestic net sales of $428.5 million. If that threshold was not met, none of the award would be earned.

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Net Sales Threshold	% of RSU Potential	RSU Potential
Less than $428,500,000	0%	—
Greater than or equal to $428,500,500	100%	67,568

During 2017, ZAGG domestic achieved net sales of $449.7 million and thus 100% of the award was achieved.

Performance Metric	Net Sales Achieved	% of Award Earned	Actual RSUs Earned
Net Sales	$449,700,000	100%	67,568

2017 Chris Ahern RSU Award

In August 2017 the Compensation Committee approved a time-based RSU award of 45,000 RSUs for Mr. Ahern with the intent to (1) more closely link Mr. Ahern's management of mophie and ZAGG International to changes in stockholder value and (2) compensate Mr. Ahern for the continued growth and operational improvements at mophie and ZAGG International.

The grant date fair value of the RSU award was $389,250 and will vest one-third on each anniversary date based on Mr. Ahern's continued employment.

NEO Contracts and Change-in-Control Policies

Below is a table of NEOs with clauses in their employment contracts and which clauses are applicable to each executive.

Named Executive Officers	Termination for Cause	Change-in-Control
Randall L. Hales	✓	✓
Chris Ahern	✓	✓
Bradley J. Holiday	✓	✓
Brian Stech	✓	✓
Chris Paterson	✓

Change-in-Control “Double Trigger” Policy

Each of Messrs. Hales, Ahern, Holiday, and Stech have entered into a change-in-control addendum to his employment agreement (the “CIC Addendum”). Pursuant to the CIC Addendum, if the individual is subject to a termination without cause or terminates his employment for good reason (each as defined in the CIC Addendum) at any time within 12 (Messrs. Ahern and Stech) or 24 (Messrs. Hales and Holiday) months after a change-in-control in the Company, then he will be entitled to receive severance payments equal to the sum of his base salary plus the current annual targeted bonus, less applicable withholding, for 12 (Messrs. Ahern and Stech) or 24 (Messrs. Hales and Holiday) months after the date of separation. Such severance payments will be paid bi-monthly in accordance with the Company’s normal payroll practices and will commence within 30 days from separation. In addition, the vesting and exercisability of outstanding incentive awards granted prior to 2017 and held by the executive (or of any property received in exchange for such awards in a change-in-control) will automatically accelerate. Awards granted during 2017 and 2018 are subject to pro-rata vesting as previously described. During the severance period months, the Company will also pay the premiums to continue the executive’s group health insurance coverage under COBRA if he is eligible for COBRA and has elected continuation coverage under applicable rules. However, the Company’s COBRA obligations shall immediately cease to the extent the executive becomes eligible for substantially equivalent health insurance coverage from a subsequent employer.

Termination for Cause Policy

If a NEO’s employment is terminated by the Company for cause, the NEO is entitled to no compensation or benefits from the Company other than those earned through the date of termination. A termination “for cause” occurs if the NEO is terminated for any of the following reasons: (i) theft, dishonesty or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information resulting in damage to the Company; (iii) any action by the executive which has a material detrimental effect on the Company’s reputation or business; (iv) the executive’s failure or inability to perform any assigned duties after written notice from the Company to them of, and a reasonable opportunity to cure, such failure or inability; (v) the executive’s conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs their ability to perform the duties under the employment agreement or (vi) the executive’s failure to cooperate in good

2018 Proxy Statement | 29

faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested their cooperation.

Employment Agreement: Randall L. Hales, Former President and CEO

As noted above, on March 1, 2018, the Board accepted the resignation of Mr. Hales as President, CEO, and as a director. Mr. Hales will continue to serve as an employee adviser through June 7, 2018 at which time his employment will terminate. However, Mr. Hales will remain involved with the Company as an external adviser through December 2018. Given this, no further discussion is required.

Employment Agreement: Chris Ahern, CEO

Mr. Ahern is employed as the CEO of ZAGG Inc pursuant to an employment agreement (the “Ahern Agreement”) with the Company dated March 7, 2018. Mr. Ahern's employment with the Company is “at will,” and either the Company or Mr. Ahern may terminate his employment at any time with or without cause.

Pursuant to the Ahern Agreement and the 2018 Compensation Addendum, Mr. Ahern’s annual base salary for 2018 is $500,000. The Compensation Committee reviews Mr. Ahern’s base salary and other compensation annually, and revises such amounts at its discretion. Additionally, he may receive an annual cash incentive bonus in 2018 targeted at $500,000 or such greater amount as the Compensation Committee may determine, subject to the achievement by the Company of various goals. Mr. Ahern may receive annual equity compensation equal to the share equivalent of $500,000 or an alternate amount as determined by the Compensation Committee, subject to the achievement by the Company of various goals. All RSU awards are issued and vest pursuant to the terms of the Company’s grants discussed in detail above under Long-term Incentive - RSUs.

In connection with Mr. Ahern's appointment as CEO on March 7, 2018, he was granted a time-based RSU award equal to the share equivalent of $700,000, though he could elect to receive $400,000 in cash at any time. Mr. Ahern elected to receive the $400,000 in cash in March 2018. The remaining award was made as the share equivalent of $300,000 that vests one-third on each annual anniversary date based on continued employment.

If Mr. Ahern’s at-will employment is terminated by the Company without cause, and if he signs a general release of known and unknown claims in form satisfactory to the Company, he will receive severance payments equal to his current compensation, less applicable withholding, for 12 months after the date of the termination. For purposes of calculating such severance, his current compensation means the sum of his then-current base salary. Any severance payment in connection with a CIC will be handled under the CIC "double-trigger" policy described above and any severance payment noted here is not additive to any payouts under that policy.

Employment Agreement: Bradley J. Holiday, CFO

Mr. Holiday is employed as the Company’s CFO pursuant to an employment agreement (the “Holiday Agreement”) with the Company dated June 11, 2015. Mr. Holiday’s employment with the Company is “at will,” and either the Company or Mr. Holiday may terminate his employment at any time with or without cause.

Pursuant to the Holiday Agreement and the 2018 Compensation Addendum, Mr. Holiday's base salary for 2018 is $340,000. The Compensation Committee reviews Mr. Holiday’s base salary and other compensation annually, and revises such amounts at its discretion. Additionally, he may receive an annual cash incentive bonus of $136,000 or such greater amount as the Compensation Committee may determine, subject to the achievement by the Company of various goals. In addition, Mr. Holiday will receive a retention bonus of $476,000 payable in two installments, the first installment in payable January 2, 2019 and the second installment is payable upon filing the Company's 2018 Annual Report on Form 10-K.

Mr. Holiday also may receive annual equity compensation equal to the share equivalent of $225,000 or an alternate amount as determined by the Compensation Committee, subject to the achievement by the Company of various goals, which is issued and vests pursuant to the terms of the Company’s grants discussed in detail above under Long-term Incentive - RSUs.

If Mr. Holiday’s at-will employment is terminated by the Company without cause, and if he signs a general release of known and unknown claims in form satisfactory to the Company, he will receive severance payments equal to his current compensation, less applicable withholding, for 12 months after the date of termination. For purposes of calculating such severance, his current compensation means the sum of his then-current base salary plus his then-current annual targeted bonus amount. Any severance payment in connection with a CIC will be handled under the CIC "double-trigger" policy described above and any severance payment noted here is not additive to any payouts under that policy.

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Employment Agreement: Brian Stech, President

Mr. Stech is employed as the President of ZAGG Inc pursuant to an employment agreement (the “Stech Agreement”) with the Company dated March 7, 2018. Mr. Stech's employment with the Company is “at will,” and either the Company or Mr. Stech may terminate his employment at any time with or without cause.

Pursuant to the Stech Agreement and the 2018 Compensation Addendum, Mr. Stech’s annual base salary for 2018 is $400,000. The Compensation Committee reviews Mr. Stech’s base salary and other compensation annually, and revises such amounts at its discretion. Additionally, he may receive an annual cash incentive bonus in 2018 targeted at $200,000 or such greater amount as the Compensation Committee may determine, subject to the achievement by the Company of various goals. Mr. Stech may receive annual equity compensation equal to the share equivalent of $280,000 or an alternate amount as determined by the Compensation Committee, subject to the achievement by the Company of various goals. All RSU awards are issued and vest pursuant to the terms of the Company’s grants discussed in detail above under Long-term Incentive - RSUs.

In connection with Mr. Stech's appointment as President of ZAGG on March 7, 2018, he received a time-based RSU award equal to the share equivalent of $500,000 that vests 1/3 on each annual anniversary date based on continued employment.

If Mr. Stech’s at-will employment is terminated by the Company without cause, and if he signs a general release of known and unknown claims in form satisfactory to the Company, he will receive severance payments equal to his current compensation, less applicable withholding, for 12 months after the date of the termination. For purposes of calculating such severance, his current compensation means the sum of his then-current base salary. Any severance payment in connection with a CIC will be handled under the CIC "double-trigger" policy described above and any severance payment noted here is not additive to any payouts under that policy.

Section 162(m) Treatment Regarding Pay-for-Performance Equity-based Awards

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), a public company is generally denied deductions for compensation paid to certain of its NEOs to the extent the compensation for any such individual exceeds $1,000,000 for the taxable year. Certain performance-based compensation, based on performance criteria, approved by the Company’s stockholders is not subject to this deduction limit. Generally, in structuring compensation for the Company’s NEOs, the Company considers whether a form of compensation will be deductible; however, other factors as discussed above may be of greater importance than preserving deductibility for a particular form of compensation.

Beginning with fiscal 2018, the exception for performance-based compensation has been eliminated. To maintain flexibility in compensating executive officers in view of the overall objectives of our compensation program, the Committee has reserved the right to grant compensation that is not tax deductible should it determine that doing so will better meet the Company’s objectives.

Report of the Compensation Committee

The Compensation Committee has reviewed the foregoing compensation discussion and analysis and discussed with the Company’s management the information set forth herein. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing compensation discussion and analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders.

The Compensation Committee
Daniel R. Maurer, Chair
Cheryl A. Larabee
E. Todd Heiner
P. Scott Stubbs

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Executive Compensation Tables
Summary Compensation Table
The following table summarizes information for the fiscal years ended December 31, 2017, 2016 and 2015, concerning the compensation paid (salary and bonus) or granted (stock-based compensation) to our NEOs who served as executive officers during 2017.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Cash Award ($)		RSUs ($)(1)	All Other Compensation ($)		Total ($)
Randall L. Hales	2017	$675,000	$1,616,439	(20)	$826,369	$38,813	(3)	$3,156,621
Former President, CEO & Director (2)	2016	$696,400	$349,939		$2,327,020	$24,145	(4)	$3,397,504
	2015	$696,400	$353,570		$1,932,402	$21,907	(5)	$3,004,279

Chris Ahern	2017	$400,000	$143,493		$588,769	$306,805	(6)	$1,439,067
CEO and Director (2) (19)	2016	$188,291	$42,264		$200,000	$27,202	(7)	$457,757
(19)	2015	$169,462	$38,129		$396,825	$23,385	(8)	$627,801

Bradley J. Holiday (11)	2017	$340,000	$95,530		$249,394	$28,313	(9)	$713,237
CFO	2016	$300,000	$137,517		$530,604	$10,000	(10)	$978,121
	2015	$128,461	$21,964		$104,003	$—		$254,428

Brian Stech	2017	$400,000	$113,892		$763,070	$27,372	(12)	$1,304,334
President (2)	2016	$371,875	$106,734		$600,004	$24,156	(13)	$1,102,769
	2015	$300,000	$133,313		$300,000	$21,907	(14)	$755,220

Chris Paterson	2017	$241,660	$72,654		$226,353	$54,614	(15)	$595,281
Former Vice President of Product Development – Asia (18)	2016	$250,000	$71,874		$500,000	$26,454	(16)	$848,328
	2015	$103,365	$21,964		$104,003	$11,907	(17)	$241,239

(1)
Represents the full grant date fair market value of the restricted stock awards as computed under ASC Topic 718 and the expense attributable to restricted stock unit awards granted to be recorded over the vesting period. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the fiscal years ended December 31, 2017, 2016, and 2015, which are included in the Company’s Annual Reports on Form 10-K filed with the SEC.

(2)
Effective March 1, 2018, Mr. Hales resigned as President, CEO and a director. On March 7, 2018, the Board appointed Chris Ahern to serve as CEO and a director, and Brian Stech was appointed President of ZAGG Inc. Throughout 2017 and until March 7, 2018, Mr. Ahern served as president of mophie and ZAGG International, while Mr. Stech served as Chief Commercial Officer.

(3)	All other compensation for Mr. Hales for 2017 consisted of: $14,813 in employer-paid health insurance premiums and $24,000 in matching 401(k) contributions

(4)	All other compensation for Mr. Hales for 2016 consisted of: $14,145 in employer-paid health insurance premiums and $10,000 in matching 401(k) contributions.

(5)	All other compensation for Mr. Hales for 2015 consisted of: $11,907 in employer-paid health insurance premiums and $10,000 in matching 401(k) contributions.

(6)
All other compensation for Mr. Ahern for 2017 consisted of: $183,121 in a housing allowance associated with his relocation from Ireland to California, $104,829 in moving expenses, $8,593 in employer-paid health insurance premiums, $7,400 in matching 401(k) contributions, and 2,862 in Irish pension expense.

(7)	All other compensation for Mr. Ahern for 2016 consisted of: $13,557 in a car allowance, $9,179 in Irish pension expense, and $4,466 in employer-paid health insurance premiums.

(8)	All other compensation for Mr. Ahern for 2015 consisted of: $13,557 in a car allowance, $5,649 in Irish pension expense, and $4,179 in employer-paid health insurance premiums.

(9)	All other compensation for Mr. Holiday for 2017 consisted of $14,813 in employer-paid health insurance premiums and $13,500 in matching 401(k) contributions.

(10)	All other compensation for Mr. Holiday for 2016 consisted of $10,000 in matching 401(k) contributions.

(11)	Mr. Holiday was hired on June 11, 2015.

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(12)	All other compensation for Mr. Stech for 2017 consisted of: $13,872 in employer-paid health insurance premiums and $13,500 in matching 401(k) contributions.

(13)	All other compensation for Mr. Stech for 2016 consisted of: $14,156 in employer-paid health insurance premiums and $10,000 in matching 401(k) contributions.

(14)	All other compensation for Mr. Stech for 2015 consisted of: $11,907 in employer-paid health insurance premiums and $10,000 in matching 401(k) contributions.

(15)	All other compensation for Mr. Paterson for 2017 consisted of: $14,567 in employer-paid health insurance premiums, $12,963 in matching 401(k) contributions, and $27,084 in severance costs.

(16)	All other compensation for Mr. Paterson for 2016 consisted of: $13,244 in employer-paid health insurance premiums, $4,948 in matching 401(k) contributions, and $8,262 in moving expenses.

(17)	All other compensation for Mr. Paterson for 2015 consisted of: $11,907 in employer-paid health insurance premiums.

(18)	Mr. Paterson left the Company in December 2017 to pursue other interests and forfeited all 2017 RSU awards.

(19)
During 2015 and 2016, Mr. Ahern was an employee of ZAGG International located in Shannon, Ireland. Consequently, Mr. Ahern was paid in euro. To ensure comparability, the 2015 and 2016 compensation disclosures have been translated from euro to US dollars on a constant currency basis using the average 2017 exchange rate.

(20)
The components of the non-incentive equity cash award paid to Mr. Hales during 2017 consist of (1) $1,083,281 paid in January 2017 related to the performance-based award tied to the mophie integration and (2) $533,158 related to the short-term performance-based quarterly bonus payments made during 2017 tied to functional team goals.

Grants of Plan-based Awards

The following table summarizes (1) potential 2017 payouts available to our NEOs under our annual short-term incentive cash bonus plan and long-term performance-based equity award compensation plan and (2) long-term time-based equity awards granted to NEOs during 2017. Our Compensation Discussion and Analysis above describes our annual performance-based cash bonus and stock award opportunities, performance targets, and actual amounts earned during 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of RSUs ($) (6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold RSUs (#)	Target RSUs (#)	Maximum RSUs (#)
Randall L. Hales	N/A (1)	$—	$675,000	$675,000
	June 22, 2017 (2)				—	108,000	132,300		$826,369

Chris Ahern	N/A (1)	$—	$120,000	$120,000
	February 3, 2017 (2)				—	24,324	29,797		$199,519
	August 1, 2017 (5)							45,000	$389,250

Bradley J. Holiday	N/A (1)	$—	$102,000	$102,000
	February 3, 2017 (2)				—	30,405	37,246		$249,394

Brian Stech	N/A (1)	$—	$120,000	$120,000
	February 3, 2017 (2)				—	37,838	46,352		$310,364
	February 3, 2017 (3)				—	67,568	67,568		$452,706

Chris Paterson	N/A (1)	$—	$56,250	$56,250
	February 3, 2017 (2)				—	25,853	25,853	—	$226,353

(1)	Represents threshold, target, and maximum performance-based short-term incentive cash and equity awards to the NEOs (see prior discussion).

(2)
Represents threshold, target, and maximum perrformance-based RSUs, vesting of which was based on the achievement of specified metrics determined and agreed to on the grant date. These awards were granted on February 3, 2017 (June 22, 2017 in the case of Mr. Hales). Due to the Company’s performance relative to the predetermined performance metrics, these individuals earned 122% of these awards.

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(3)
Represents threshold, target, and maximum performance-based RSUs granted to Mr. Stech, vesting of which was based on the achievement of a specified metric determined and agreed to on the grant date. This award was granted on February 3, 2017. Due to the Company’s performance relative to the predetermined performance metrics, Mr. Stech earned 100% of this award.

(4)	As a result of Mr. Paterson’s departure in December 2017, these RSUs were forfeited prior to vesting.

(5)
Represents time-based RSUs granted to Mr. Ahern, vesting of which is based on continued employment through the vest date. This awards was granted on August 1, 2017 and vests one-third on each anniversary date.

(6)
Reflects the full grant date fair market value of the restricted stock unit awards granted as computed under ASC Topic 718 and the expense attributable to these awards that will be recorded over the vesting period. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the fiscal year ended December 31, 2017, which are included in the Company’s Annual Report on Form 10-K filed with the SEC.

Outstanding NEO Equity Awards at Fiscal Year-end December 31, 2017

Restricted Stock Units
Name	Number of RSUs That Have Not Vested (#)		Market Value of RSUs That Have Not Vested ($) (13)
Randall L. Hales	25,632	(1)	$472,910
	22,682	(2)	$418,483
	163,908	(3)	$3,024,103
	132,219	(4)	$2,439,441

Chris Ahern	18,334	(5)	$338,262
	31,496	(6)	$581,101
	29,779	(7)	$549,423
	45,000	(8)	$830,250

Bradley J. Holiday	8,765	(9)	$161,714
	7,756	(2)	$143,098
	3,333	(10)	$61,494
	37,223	(7)	$686,764

Brian Stech	11,687	(9)	$215,625
	10,341	(2)	$190,791
	46,323	(7)	$854,659
	67,568	(11)	$1,246,630

Chris Paterson	—	(12)	—

(1)
This award was granted to Mr. Hales on June 27, 2016, subject to certain performance criteria related to 2016 net sales and Adjusted EBITDA. These RSUs represent the unvested portion of the performance-based grant that was ultimately earned. 50% of these RSUs vested and were delivered on March 17, 2018, and the remaining 50% will vest on March 17, 2019, provided the grantee continues to be employed with the Company on that date.

(2)	This award was granted on January 8, 2016, vesting of which is based on continued employment through the vest date. This awarded vested and was delivered on January 8, 2018.

(3)
The award was granted on June 27, 2016, subject to certain performance criteria. 100% of the award was earned upon achievement of the performance criteria; the award vested and was delivered on January 8, 2018.

(4)
This award was granted on June 22, 2017. These RSUs represent the portion of a performance-based grant that was ultimately earned. 1/3 of these RSUs vested and were delivered on March 17, 2018. The remaining unvested RSUs are scheduled to vest 50% on March 17, 2019, and the remaining 1/3 on March 17, 2020, provided the grantee continues to be employed with the Company on that date.

(5)
This award was granted on November 23, 2015. These RSUs represent the unvested portion of the time-based grant. Of the remaining unvested RSUs at December 31, 2017, 50% vested and were delivered on January 6, 2018, and 50% will vest on January 6, 2019, provided the grantee continues to be employed with the Company on that date.

2018 Proxy Statement | 34

(6)
This award was granted on November 9, 2016. These RSUs represent the unvested portion of the time-based grant. Of the remaining unvested RSUs at December 31, 2017, 1/3 vested on January 6, 2018, 1/3 will vest on January 6, 2019, and 1/3 will vest on January 6, 2020, provided the grantee continues to be employed with the Company on those dates.

(7)
This award was granted on February 3, 2017. These RSUs represent the portion of a performance-based grant that was ultimately earned. Of the remaining unvested RSUs at December 31, 2017, 1/3 vested on March 17, 2018, 1/3 will vest on March 17, 2019, and 1/3 will vest on March 17, 2020, provided the grantee continues to be employed with the Company on those dates.

(8)
This award was granted on August 1, 2017. These RSUs represent the unvested portion of the time-based grant. The remaining unvested RSUs vest 1/3 on August 1, 2018, 1/3 on August 1, 2019, and 1/3 on August 1, 2020, provided the grantee continues to be employed with the Company on those dates.

(9)
This award was granted January 8, 2016, subject to certain performance criteria related to 2016 net sales and Adjusted EBITDA. These RSUs represent the unvested portion of the performance-based granted that was ultimately earned. Of the remaining unvested RSUs at December 31, 2017, 50% vested on March 17, 2018, and 50% will vest on March 17, 2019, provided the grantee continues to be employed with the Company on that date.

(10)
This award was granted on April 28, 2016, subject to certain performance criteria. 1/3 vested May 19, 2016 upon the completion of the specified criteria. The second 1/3 vested on May 19, 2017, and the third 1/3 will vest on May 19, 2018; provided the grantee continues to be employed with the Company on that date.

(11)
This award was granted on February 3, 2017. These RSUs represent the portion of a performance-based grant linked to 2017 ZAGG domestic sales that was ultimately earned. Of the remaining unvested RSUs at December 31, 2017, 1/3 vested on March 17, 2018; 1/3 will vest on March 17, 2019; and 1/3 will vest on March 17, 2020, provided the grantee continues to be employed with the Company on those dates.

(12)	Mr. Paterson left the Company in December 2017 to pursue other interests and forfeited all unvested RSU awards.

(13)	The Company calculated the market value using the number of unvested RSUs multiplied by the $18.45, the closing stock price on the last trading day of 2017.

NEO Option Exercises and Restricted Stock Vested Table for the year ended December 31, 2017

Restricted Stock
Name	Number of Shares Acquired on Vesting (#)(1)		Value Realized Upon Vesting ($)(2)
Randall L. Hales	58,180	(3)	$417,269

Chris Ahern	9,166		$67,828

Bradley J. Holiday	19,894		$142,680

Brian Stech	54,165		$386,482

Chris Paterson	22,104	(4)	$158,531

(1)	Represents the number of share-based awards vested.

(2)	Computed as the fair market value of the RSUs upon vesting.

(3)	Includes 24,436 shares which Mr. Hales elected to have the Company retain as part of a net share settlement to satisfy the applicable tax withholding liability related to the vesting of such shares.

(4)	Includes 6,831 shares which Mr. Paterson elected to have the Company retain as part of a net share settlement to satisfy the applicable tax withholding liability related to the vesting of such shares.

2018 Proxy Statement | 35

Potential Payments upon Termination or Change-in-Control

The information below describes and quantifies certain payments or benefits that would be payable under the existing plans and programs of the Company if a NEO’s employment were terminated or the Company undergoes a change-in-control. These benefits are in addition to benefits generally available to all salaried employees of the Company in connection with a termination of employment, such as disability and life insurance benefits and the value of employee-paid group health plan continuation coverage under the Consolidated Omnibus Reconciliation Act, or “COBRA.” As noted above, Randall L. Hales, Chris Ahern, Bradley J. Holiday, and Brian Stech have separate employment agreements with the Company that include severance and change-in-control provisions.

Accelerated Vesting of Performance-based Equity Awards upon Change-in-Control

Under both the 2007 Stock Incentive Plan and the Amended and Restated 2013 Equity Incentive Award Plan, the Compensation Committee, which administers such plans, at its sole and absolute discretion, has the ability to accelerate the vesting of awards granted under such plans, though such acceleration of vesting is not mandated for performance-based awards. However, on April 23, 2018, the Compensation Committee adopted a policy limiting the use of its discretion to accelerate vesting in connection with a change-in-control and termination without cause or for good reason as described below.

•
If there is a change-in-control during a performance period and the awards are assumed or continued or a substitute award is issued, vesting of outstanding awards accelerates (i) pro-rata at target award levels on the termination date based on the elapsed portion of the performance period, or (ii) based on actual performance if the termination date occurs after the end of the performance period.

•
If there is a change-in-control during a performance period and the awards are not assumed or continued or a substitute award is not issued, vesting of outstanding awards accelerates pro-rata at target award levels on the termination date based on the elapsed portion of the performance period.

•
If there is a change-in-control after the performance period has concluded and the awards are not assumed or continued or a substitute award is not issued, vesting of the earned portion of the target awards accelerates and is paid in cash on the termination date.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2017, concerning securities authorized for issuance under all of the Company’s existing equity compensation plans:

Plan Category	Number of securities to be issued upon vesting of restricted stock units	Weighted-average exercise price of outstanding options (1)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in first column) (2)
Equity compensation plans approved by security holders	1,034,052	—	2,498,450
Equity compensation plans not approved by security holders	—	—	—
Total	1,034,052	—	2,498,450

(1)	Excludes RSUs because they have no exercise price.

(2)
Represents shares available for issuance under our Amended and Restated 2013 Equity Incentive Award Plan as the Company has resolved to no longer issue awards under the ZAGG Incorporated 2007 Stock Incentive Plan.

In 2007, the Company’s board of directors adopted and in 2008 the Company’s stockholders approved the ZAGG Incorporated 2007 Stock Incentive Plan (the “2007 Plan”). The 2007 Plan was amended to increase the number of shares issuable under the 2007 Plan to 10,000,000. As of December 31, 2017, there were 6,239,126 shares available for grant under the 2007 Plan. However, upon adoption of the 2013 Plan (as defined below) in January 2013, the Company ceased to grant awards pursuant to the 2007 Plan. All subsequent awards were and all future awards will be granted under the 2013 Plan.

In January 2013, the Company’s board of directors adopted and in June 2013, the Company’s stockholders approved the ZAGG Inc 2013 Equity Incentive Award Plan, a new equity incentive plan intended to replace the 2007 Plan. In April 2017, the compensation committee of the Company’s board of directors adopted, and in June 2017, the Company’s stockholders approved an amendment and restatement of the 2013 Equity Incentive Award Plan (as amended and restated, the “2013 Plan”). The 2013 Plan is an “omnibus plan” under which stock options, stock appreciation rights, performance share awards, restricted stock, and restricted stock units can be

2018 Proxy Statement | 36

awarded. The 2013 Plan’s initial share reservation is 5,000,000 shares. The term of the plan is for 10 years from the date of original adoption of the 2013 Plan. As of December 31, 2017, there were 2,498,450 shares available for grant under the 2013 Plan.

2017 CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following information about the relationship of the annual total compensation of our employees and the annual compensation of Randall L. Hales, the President, CEO and a director during 2017. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal 2017:

•	The annual total compensation of the median employee of the Company, other than our President and CEO, was $42,187; and

•	The annual total compensation of Mr. Hales was $3,156,621.

Based on this information, for fiscal 2017, the ratio of the annual total compensation of Mr. Hales to the annual compensation of the Company's median employee is 75 to 1.

To determine our median employee, we made a direct determination from our total global employee population (excluding the CEO). Using a consistently applied compensation measure of base salary, bonuses paid during the year, the grant date fair market value of RSU awards made during 2017 as computed under ASC 718, and other cash compensation, we ranked our employees from the highest paid to the lowest paid, and selected our median employee. Our employee population was evaluated as of December 31, 2017. Non-US employee compensation was converted to US dollars based on the 2017 average of daily exchange rates.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that median allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies are headquartered in different locations, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

2018 Proxy Statement | 37

Stock Ownership Information

Security Ownership of Directors and NEOs

The following table sets forth the beneficial ownership of the Common Stock as of April 17, 2018, for each director and nominee for director, each NEO, and by all directors (including nominees) and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock granted as RSUs (excluding RSUs granted subject to performance conditions that have not yet been realized) were deemed outstanding for computing the percentage of the person holding such RSUs but are not deemed outstanding for computing the percentage of any other person, and was based upon the number of shares of the Common Stock issued and outstanding, as of April 17, 2018, which was 28,334,255 shares.

Name	Common Stock	Unvested Restricted Stock Units	Total	Beneficial Ownership
Randall L. Hales	747,023	100,962	847,985	3.0%
Chris Ahern	9,069	114,371	123,440	(1)%
Bradley J. Holiday	87,198	32,530	119,728	(1)%
Brian Stech	124,836	114,028	238,864	(1)%
Cheryl A. Larabee	113,189	9,766	122,955	(1)%
E. Todd Heiner	101,605	6,641	108,246	(1)%
Daniel R. Maurer	58,855	6,641	65,496	(1)%
P. Scott Stubbs	17,953	6,641	24,594	(1)%
All officers and directors as a group (8 persons(2))	1,259,728	391,580	1,651,308	5.8%

(1)	Less than one percent.

(2)	Chris Paterson is excluded as he left the Company in December 2017.

5% or More Beneficial Owners

The following table sets forth, as of April 17, 2018, certain information regarding each entity who is known to be the beneficial owner of more than 5% of any class of our voting stock. Unless otherwise indicated below, to our knowledge, all persons listed below had sole voting and investing power with respect to their shares of capital stock, except to the extent authority was shared by spouses under applicable community property laws.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of April 17, 2018, were deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and was based upon the number of shares of the Common Stock issued and outstanding, as of April 17, 2018, which was 28,334,255 shares.

2018 Proxy Statement | 38

Title of Class	Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	RBC Global Asset Management (U.S.) Inc. 100 South Fifth Street, Suite 2300 Minneapolis, Minnesota, 55402	2,889,372	(1)	10.2%
Common Stock	Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,057,625	(2)	7.3%
Common Stock	Blackrock, Inc. 55 East 52nd Street New York, New York 10055	1,812,298	(3)	6.4%

(1)
The information reported is based on a Schedule 13G/A filed with the SEC on April 9, 2018 by RBC Global Asset Management (U.S.) Inc., an investment advisor. Pursuant to the Schedule 13G/A, RBC Global Asset Management (U.S.) Inc. reports shared voting power with respect to 2,128,162 shares of Common Stock and shares dispositive power with respect to 2,889,372 shares of Common Stock.

(2)
The information reported is based on a Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP. Pursuant to the Schedule 13G, Dimensional Fund Advisors LP reports sole voting power with respect to 1,966,302 shares of Common Stock and sole dispositive power with respect to 2,057,625 shares of Common Stock.

(3)
The information reported is based on a Schedule 13G/A filed with the SEC on January 23, 2018 by BlackRock, Inc. Pursuant to the Schedule 13G/A, BlackRock, Inc. reports sole voting power with respect to 1,769,687 shares of Common Stock and sole dispositive power with respect to 1,812,298 shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s executive officers, directors and 10% stockholders are required under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to the Company.

To the best of our knowledge based solely on a review of Forms 3, 4, and 5 (and any amendments thereof) received by us during or with respect to the year ended December 31, 2017, all of the persons subject to the reporting requirements pursuant to Section 16(a) filed the required reports on a timely basis with the SEC.

2018 Proxy Statement | 39

Other Information

Stockholder Proposal for the 2019 Annual Meeting of Stockholders

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the Company’s 2019 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8-Stockholder Proposals) and received by the Secretary of the Company on or before December 27, 2018. Stockholder proposals to be presented at the 2019 Annual Meeting of Stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than the close of business on March 16, 2019, nor later than the close of business on April 15, 2019.

Delivery of Documents to Stockholders Sharing an Address

In instances in which multiple holders of the Common Stock share a common address and are the beneficial owners, but not the record holders, of those shares of Common Stock, the holders’ banks, brokers or other nominees may only deliver one copy of this Proxy Statement and the Company’s 2017 Annual Report to Stockholders, unless the applicable bank, broker or nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written request, a separate copy of this Proxy Statement and the Company’s 2017 Annual Report to Stockholders to any stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of this Proxy Statement and the Company’s 2017 Annual Report to Stockholders should submit a request by writing to Abby Barraclough, Corporate Secretary, ZAGG Inc, 910 W. Legacy Center Drive, Suite 500, Midvale, Utah 84047. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Frequently Asked Questions

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. You are giving the individuals appointed by the Board as proxies (Chris Ahern and Bradley J. Holiday) the authority to vote your shares in the manner you indicate.

Why did I receive more than one notice?

You may receive multiple notices if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your notice or other voting information from your broker. In any case, you should vote for each notice you receive.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you owned shares of Common Stock at the close of business on April 17, 2018 (the “Record Date”).

How many shares of Common Stock may vote at the Meeting?

As of the Record Date, there were 28,334,255 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented at the Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

If your shares are registered directly in your name with Empire Stock Transfer, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How can I vote on the proposals to be considered at the Meeting?

If you are a stockholder of record, you may vote electronically over the Internet, or by phone, or you may request a complete set of traditional proxy materials and vote your proxy by mail. To vote your proxy using the Internet, see the instructions on the proxy form and the Internet Notice and have the proxy form available when you access the Internet website. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

If you hold your shares in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee

2018 Proxy Statement | 40

will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the notice provided by your broker. If you hold shares in street name, you must obtain a legal proxy from the stockholder of record to vote in person at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1     FOR the election of all five nominees for director with terms expiring at the next annual meeting of the Company’s stockholders.

Proposal 2     FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2018.

Proposal 3     FOR approval on an advisory basis of the compensation of the NEOs identified in the Summary Compensation Table above, as disclosed herein.

What are my choices when voting?

Proposal 1     You may cast your vote in favor of up to five individual directors. You may vote for fewer than five directors if you choose. You may also abstain from voting for any or all of the nominees for director.

Proposal 2     You may cast your vote in favor of or against the proposal, or you may abstain from voting.

Proposal 3     You may cast your vote in favor of or against the proposal, or you may abstain from voting.

How will my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1     FOR the election of all five nominees for director with terms expiring at the next annual meeting of the Company’s stockholders.

Proposal 2     FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2018.

Proposal 3     FOR approval on an advisory basis of the compensation of the NEOs.

Can I change or revoke my vote?

You may change or revoke your proxy before the time of voting at the Meeting in any of the following ways:

●       by mailing a revised proxy to the Secretary of the Company or
●       by changing your vote on the Internet website.

If you hold your shares in street name, you may change or revoke the voting instructions you provide to your broker, bank or nominee by following the specific directions provided to you by your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee, by attending the Meeting and voting in person.

What vote will be required to approve each proposal?

If a quorum is present at the Meeting, the votes required for the proposals to be considered at the Meeting and the treatment of abstentions and broker non-votes in respect of such proposals are as follows:

Proposal 1 – Election of Directors. The five nominees with the most votes will be elected as directors of the Company, subject to the Company’s plurality plus policy described above. Abstentions and broker non-votes, if any, are not counted for purposes of electing directors and will have no effect on the results of this vote.

Proposal 2 – Ratification of KPMG LLP as our Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting is required to ratify KPMG LLP as our independent registered public accounting firm. Abstentions will count as present and be entitled to vote for purposes

2018 Proxy Statement | 41

of this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will have no effect on this proposal.

Proposal 3 – Advisory Vote on Executive Compensation. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting is required to approve, on an advisory basis, the compensation of our NEOs. The advisory vote on executive compensation is a non-binding advisory vote; however, the Compensation Committee and Board of Directors intend to consider the outcome of the vote when considering future executive compensation decisions. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of votes against this proposal. Broker non-votes are not considered entitled to vote on this proposal and as a result, broker non-votes will have no effect on this proposal.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc., or other individuals designated by the Board, will count the votes and serve as inspectors of election. Management anticipates that the inspectors of election will be present at the Meeting.

Who will pay the cost of this proxy solicitation?

The Company will pay the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock.

Is this Proxy Statement the only way proxies are being solicited for use at the Meeting?

Yes. The Company does not intend to employ any other methods of solicitation.

How are proxy materials being delivered?

The Company is pleased to take advantage of U.S. Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to most of its stockholders the Internet Notice instead of a paper copy of the Proxy Statement and the Company’s 2017 Annual Report on Form 10-K. The Internet Notice contains instructions on how to access those documents over the Internet. The Internet Notice also contains instructions on how to request a paper copy of the Company’s proxy materials, including the Proxy Statement, 2017 Annual Report on Form 10-K and a form of proxy card or voting instruction card. All stockholders who do not receive an Internet Notice will receive a paper copy of the proxy materials by mail. The Company believes this process will allow it to provide its stockholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ZAGG INC OR ANY OTHER PERSON.

2018 Proxy Statement | 42

Other Business

The Company’s management does not know of any other matter to be presented for action at the Meeting. However, if any other matters should be properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

/s/ Bradley J. Holiday
Bradley J. Holiday
Chief Financial Officer
Midvale, Utah
April 26, 2018

ZAGG INC
910 W. LEGACY CENTER DR., STE. 500
MIDVALE, UT 84047

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZAGG2018**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E47640-Z72524

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZAGG INC

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Chris Ahern
02) Cheryl A. Larabee
03) E. Todd Heiner
04) Daniel R. Maurer
05) P. Scott Stubbs

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the Appointment of KPMG LLP as independent registered public accounting firm for the Company.	☐	☐	☐
3. To provide an advisory approval of the compensation of our named executive officers.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Please sign exactly as your name appears on your stock certificate(s).

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E47641-Z72524

ZAGG INC
Annual Meeting of Stockholders

PROXY

This Proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on June 14, 2018

The undersigned appoints Chris Ahern or Bradley J. Holiday of ZAGG Inc with full power of substitution, the attorney and proxy of the undersigned, to attend the annual meeting of stockholders of ZAGG Inc, to be held June 14, 2018, beginning at 9:00 a.m., MDT, and can be accessed by visiting www.virtualshareholdermeeting.com/ZAGG2018, and at any adjournment thereof, and to vote the stock the undersigned would be entitled to vote if personally present, on all matters set forth in the proxy statement sent to stockholders, a copy of which has been received by the undersigned, as follows:

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE AND FOR PROPOSALS 2 AND 3.**

Continued and to be signed on reverse side

Annex A

ZAGG INC AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Information to GAAP

Unaudited Supplemental Data

The following information is not a financial measure under generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as a measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

Consolidated Adjusted EBITDA Reconciliation
	Twelve Months Ended
	December 31, 2017	December 31, 2016
Net income (loss) in accordance with GAAP	$15,100	$(15,587)

Adjustments:
a. Stock based compensation expense	3,602	3,830
b. Depreciation and amortization	21,888	22,270
c. Impairment of intangible asset	1,959	—
d. Other (income) expense	1,383	2,199
e. mophie transaction expenses	—	2,591
f. mophie fair value inventory write-up related to acquisition	—	2,586
g. mophie restructuring charges	437	2,160
h. mophie employee retention bonus	346	841
i. Loss on disputed mophie purchase price (2016 only)	—	24,317
j. Provision for income taxes	28,252	(7,972)

Adjusted EBITDA	$72,967	$37,235

2018 Proxy Statement | A-1